EXHIBIT 99.1

Emclaire Financial Corp Reports Quarterly Earnings and Branch Office Expansion

EMLENTON, Pa., April 24, 2013 (GLOBE NEWSWIRE) -- Emclaire Financial Corp (Nasdaq:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income available to common stockholders of $733,000 or $0.42 per common share for the three months ended March 31, 2013, compared to $914,000 or $0.52 per common share for the same period in 2012. The results for the 2012 period included $424,000 of securities gains related to the sale of common stock held in a local community bank following its merger with a regional competitor compared to securities gains of $85,000 realized in 2013 from the sale of fixed income securities. Excluding security gains and the related income tax impact, results in the first quarter of 2013 were favorable with consolidated net income available to common stockholders of $677,000 compared to $634,000 for the same period in 2012.

William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank noted, "We are pleased to experience continued positive core earnings and balance sheet growth, particularly loan growth, in light of the extremely low national interest rate environment. Our asset quality remains sound and continues to be favorable compared to peer institutions. Efforts in the upcoming quarters will be focused on the continued expansion of our loan portfolio, the implementation of strategies aimed at enhancing revenue, and the management of operating expenses. With solid capital levels, we remain positioned for sustainable franchise growth."

OPERATING RESULTS OVERVIEW

Consolidated net income was $858,000 for the three months ended March 31, 2013, compared to $1.0 million for the same period last year. The $181,000, or 17.4%, decline in earnings primarily related to decreases in net interest income and noninterest income of $34,000 and $288,000, respectively, and an increase in the provision for loan losses of $30,000, partially offset by decreases in noninterest expense and the provision for income taxes of $58,000 and $113,000, respectively.

Net interest income decreased $34,000, or 1.0%, to $3.9 million for the quarter ended March 31, 2013. The decrease in net interest income resulted from a decrease in interest income of $301,000, or 5.8%, as the Corporation's yield on interest-earning assets decreased 21 basis points to 4.36% for the first quarter of 2013 from 4.57% for the same quarter in 2012. Management's strategy to increase loan production capacity, which includes the recent expansion of the corporate banking team and the projected entrance into new markets in the coming quarters, is key to overcoming the decrease in asset yields caused by an overall decline in market interest rates. Partially offsetting the decrease in interest income, interest expense decreased $267,000, or 20.5%, as the Corporation's cost of funds decreased 24 basis points to 94 basis points for the first quarter of 2013 from 1.18% for the same period in 2012. Driving this improvement was a $231,000 decrease in interest paid on deposits and a $36,000 decrease in interest paid on borrowings, the latter of which related to the Corporation exchanging and modifying $15.0 million of Federal Home Loan Bank advances during the fourth quarter of 2012. The Corporation improved its core deposit ratio to 72.0% at March 31, 2013 from 67.3% at March 31, 2012, resulting in, along with historically low national interest rates, an overall reduction in deposit costs. The management of funding costs resulted in a net interest margin of 3.47% for the first quarter of 2013, unchanged from the same period in 2012 despite the aforementioned decrease in asset yields.

Noninterest income decreased $288,000, or 23.6%, to $931,000 for the quarter ended March 31, 2013 from $1.2 million for the same quarter in 2012. The decrease related to a $339,000 decrease in gains on the sale of securities. During the quarter ended March 31, 2013, the Corporation realized security gains of $85,000 related to the sale of two mortgage-backed securities that were experiencing accelerated prepayments. During the same period in 2012, the Corporation realized security gains of $424,000 related to the sale of common stock held in a local community bank following its merger with a regional competitor.  Excluding the securities gains, noninterest income increased $51,000, or 6.4%, to $846,000 from $795,000 in the same period last year due to increases in fees and service charges and earnings on bank-owned life insurance.

Noninterest expense remained relatively flat at $3.6 million for the quarters ended March 31, 2013 and 2012. Decreases in compensation and benefits expense, intangible amortization expense, professional fees and other noninterest expense were offset by increases in premises and equipment expense and FDIC insurance expense.

The provision for income taxes decreased $113,000, or 32.6%, to $233,000 for the quarter ended March 31, 2013 from $346,000 for the same period last year. This decrease was related to the decrease in pre-tax income, resulting primarily from decreased gains on the sale of securities.

The Corporation realized an annualized return on average assets and common equity of 0.69% and 7.11%, respectively, for the quarter ended March 31, 2013, versus 0.84% and 8.93%, respectively, for the same quarter in 2012.

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets increased $5.0 million, or 1.0%, to $514.0 million at March 31, 2013 from $509.0 million at December 31, 2012. Asset growth was the result of a $5.4 million increase in net loans outstanding, funded primarily by a $4.8 million increase in customer deposits. This growth was realized through continued business development efforts and an ongoing focus on obtaining commercial, government and institutional deposit customers.

Total nonperforming assets were $7.0 million, or 1.37% of total assets at March 31, 2013 compared to $7.2 million, or 1.41% of total assets at December 31, 2012. This $137,000, or 1.9%, decrease in nonperforming assets was primarily due to repayments made on nonperforming loans during the quarter. Of the $6.8 million in loans classified as nonperforming, the Corporation continues to receive scheduled payments on $6.0 million.

Stockholders' equity increased $141,000 to $51.9 million at March 31, 2013 compared to $51.7 million at December 31, 2012. The Corporation remains well capitalized and is positioned for continued growth with total stockholders' equity at 10.1% of total assets. Tangible book value per common share was $21.02 at March 31, 2013 compared to $20.93 at December 31, 2012.

NEW OFFICES

The Bank announced plans to open two new full service branch banking offices in markets adjacent to its existing branch network.

A full service office is expected to be opened in St. Marys, Pennsylvania (Elk County) later in 2013. This facility will be leased and finalization of this project is subject to regulatory approval.

The Bank received all regulatory and local municipal approvals to open an office at the intersection of Route 19 and Ogle View Road in Cranberry Township, Pennsylvania (Butler County). This facility is being developed by the Bank on 1.8 acres in the Township and is expected to open in the first quarter of 2014.

"We are excited to have these opportunities to enter the desirable St. Marys and Cranberry Township markets," noted Marsh. We view these growth plans as a natural extension of our existing franchise. These plans are part of our existing strategy to expand our community banking footprint, add customers and provide value for our constituency base, particularly our shareholders."

Additional details regarding the new offices are available in the Corporation's 2013 Annual Shareholder Meeting presentation, which is available at www.emclairefinancial.com.

Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, currently operating thirteen full service offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the NASDAQ Capital Market under the symbol "EMCF". For more information, visit the Corporation's website at "www.emclairefinancial.com".

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as "believe", "expect", "anticipate", "estimate", "should", "may", "can", "will", "outlook", "project", "appears" or similar expressions. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period
	ended March 31,
	2013	2012

Interest income	$ 4,914	$ 5,215
Interest expense	1,036	1,303
Net interest income	3,878	3,912
Provision for loan losses	143	113
Noninterest income	931	1,219
Noninterest expense	3,575	3,633
Income before provision for income taxes	1,091	1,385
Provision for income taxes	233	346
Net income	858	1,039
Accumulated preferred stock dividends and discount accretion	125	125
Net income available to common stockholders	$ 733	$ 914

Basic and diluted earnings per common share	$0.42	$0.52
Dividends per common share	$0.20	$0.18

Return on average assets (1)	0.69%	0.84%
Return on average equity (1)	6.72%	8.17%
Return on average common equity (1)	7.11%	8.93%
Yield on average interest-earning assets	4.36%	4.57%
Cost of average interest-bearing liabilities	1.22%	1.47%
Cost of funds	0.94%	1.18%
Net interest margin	3.47%	3.47%
Efficiency ratio	71.49%	72.28%
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(1) Returns are annualized for the three month periods ended March 31, 2013 and 2012.

CONSOLIDATED BALANCE SHEET DATA:	As of	As of
	3/31/2013	12/31/2012

Total assets	$ 513,983	$ 509,014
Cash and equivalents	23,445	20,424
Securities	116,435	120,206
Loans, net	339,192	333,801
Deposits	437,238	432,459
Borrowed funds	20,000	20,000
Common stockholders' equity	41,866	41,725
Stockholders' equity	51,866	51,725

Book value per common share	$23.76	$23.72
Tangible book value per common share	$21.02	$20.93

Net loans to deposits	77.58%	77.19%
Allowance for loan losses to total loans	1.59%	1.58%
Nonperforming assets to total assets	1.37%	1.41%
Earning assets to total assets	94.38%	95.16%
Stockholders' equity to total assets	10.09%	10.16%
Shares of common stock outstanding	1,762,158	1,759,408
CONTACT: William C. Marsh
         Chairman, President and
         Chief Executive Officer

         Phone: (724) 867-2018
         Email: wmarsh@farmersnb.com